Exhibit 99.1

November 5, 2012

RE:	KMP Futures Fund I LLC

Dear Investor,

You are receiving this letter because you are currently an investor in KMP Futures Fund I LLC (the “Fund”). From January 1, 2012 through October 31, 2012, the Fund allocated approximately one-half of its net assets to each of the following affiliated investment funds: CTA Choice GRM (“GRM”) and CTA Choice WTN (“WTN”), both segregated series of CTA Choice Fund LLC (“CTA Choice”), a Delaware limited liability company. Graham Capital Management, L.P. (“Graham”) is the commodity trading advisor (the “Advisor”) for GRM and manages the assets pursuant to its K4D-15V Program. Winton Capital Management Limited (“Winton”) is the Advisor for WTN and manages the assets pursuant to its Winton’s Diversified Program.

Effective as of November 1, 2012 (the “Effective Date”), the Fund will be terminating its investment in GRM and will be allocating approximately one-half of its net assets into CTA Choice EGLG (“EGLG”), an affiliated investment fund that is a segregated series of CTA Choice. Eagle Trading Systems Inc. (“Eagle”) is the Advisor for EGLG and manages the assets pursuant to its Eagle Global Program. Additional information about the Eagle and the Eagle Global Program are included below.

Kenmar Preferred Investments L.P. (previously Kenmar Preferred Investments Corp.) (the “Managing Member”) may terminate any current investment or Advisor or select new Advisors from time to time in its sole discretion.

Fees

Prior to the Effective Date, the Fund paid Graham a monthly base fee in arrears equal to 1/12th of 2.00% (2.00% per annum), as well as an incentive fee equal to 22% of Graham’s new high net trading profits with respect to the Fund, paid quarterly in arrears. As of the Effective Date, the Fund will pay Eagle a monthly base fee in arrears equal to 1/12th of 2.00% (2.00% per annum), as well as an incentive fee equal to 25% of Eagle’s new high net trading profits with respect to the Fund, paid quarterly in arrears. No other fees or expenses associated with your investment in the Fund will be affected.

Additional Information Regarding CTA Choice

In general, the Fund expects to access the Advisors through various series of CTA Choice. CTA Choice is an “umbrella fund” having multiple series, each of which is referred to herein as a “CTA Fund.” Each CTA Fund has its own clearly-defined investment objective and strategies that are implemented by an Advisor. CLariTy Managed Account & Analytics Platform L.P. (formerly, CLariTy Managed Account & Analytics Platform LLC) (“CLariTy”), an affiliate of the Managing Member, is the managing member of CTA Choice.

CTA Choice maintains separate and distinct records for each CTA Fund and the assets associated with any CTA Fund will be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the assets of CTA Choice or any other CTA Fund. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular CTA Fund will be enforceable against the assets of such CTA Fund only, and not against the assets of CTA Choice generally or the assets of any other CTA Fund, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to CTA Choice generally or any other CTA Fund will be enforceable against the assets of such CTA Fund.

900 King Street, Suite 100 • Rye Brook, New York 10573 • Tel 914.307.4000 • Fax 914.307.4050 • www.kenmar.com

NEW YORK             SINGAPORE

Additional Information Regarding Eagle

Eagle Trading Systems Inc.

Eagle is a Delaware corporation formed in May, 1993 to provide commodity trading advisory services to selected clients. Eagle has been registered with the U.S. Commodity Futures Trading Commission as a commodity pool operator and commodity trading advisor and has been a member of the National Futures Association since June 22, 1993. In June 2009, Eagle registered with the U.S. Securities and Exchange Commission as an investment adviser.

The Eagle Trading Approach

Eagle utilizes a systematic, model driven trading approach. The approach is designed to capture and participate in trading opportunities and structural changes in the markets. The systematic trading approach is designed to identify and participate in intermediate and long-term price changes in individual markets and market sectors. Systemization of strict trading rules is used to incorporate money management principles and volatility adjustment features. Decisions to initiate or liquidate positions are dependent upon computer-generated signals, which are based on mathematical analysis of closing market prices and the incorporation of predetermined risk parameters. Volatility adjustment features are designed to trigger profit taking decisions and to adjust participation in markets which exhibit excessive volatility.

The Eagle Global Program

The Eagle Global Program (“Eagle Global”) is a technical, trend-following system developed, based on Eagle’s extensive experience in observing and trading the global markets, to capture a well-structured trading philosophy. The trading philosophy incorporates trend following elements, money management principles, predetermined risk parameters and volatility adjustment features. Eagle Global is designed to trade in a wide range of global futures markets - currencies, fixed income, energies, commodities and stock indices - that exhibit orderly intermediate and long-term trends, adjusts to changes in market environment with no predetermined allocation to any one sector. Eagle Global analyzes typical behavior and volatility patterns of various markets. Eagle Global seeks markets with potentially good risk/reward profiles while attempting to avoid markets characterized by excessive volatility and sharp price corrections. An attempt is made to participate in markets which exhibit favorable “signal to noise” characteristics. Money management and risk control disciplines serve to limit downside risk. Eagle commenced trading pursuant to Eagle Global beginning August 1995. Eagle Global covers 37 commodities, currencies, and global markets as of the date hereof.

Frequently Asked Questions

Q1: Why are you making these changes?

We believe that this shift from Graham to Eagle is more consistent with our current macroeconomic view and the potential opportunities/risks that we see in the markets. Specifically, Eagle Global’s long-term, trend-following strategy is selective, focusing assets in markets where the system has identified the highest probability for a trend to develop. As such, we believe this strategy should nicely complement Winton’s more broadly diversified portfolio and further concentrate the Fund’s assets in those markets exhibiting the strongest trends, thereby potentially generating increased returns to the Fund.

900 King Street, Suite 100 • Rye Brook, New York 10573 • Tel 914.307.4000 • Fax 914.307.4050 • www.kenmar.com

NEW YORK             SINGAPORE

Q2: What are my options if I do not support the change?

Investors are always free to redeem pursuant to the terms of the Private Placement Memorandum.

Q3: Is any action required?

No. No action is required for the Financial Advisor or client. All changes will occur seamlessly.

Q4: Will these changes have any impact on the timing of my tax reporting?

No. There will be no tax impact on these changes. Investors in the Fund will continue to receive K-1 statements, typically on or around March 15.

We appreciate your continued support of KMP and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Kind regards,

Marc Goodman & Ken Shewer

Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers

Kenmar Preferred Investments, L.P.

900 King Street, Suite 100 • Rye Brook, New York 10573 • Tel 914.307.4000 • Fax 914.307.4050 • www.kenmar.com

NEW YORK             SINGAPORE